Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2025, by and among Cantor EP Holdings, LLC, a Delaware limited liability company (“Sponsor”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”) and Twenty One Capital, Inc., a Texas corporation (“Pubco”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, Pubco, Twenty One Assets, LLC, a Delaware limited liability company (the “Company”) and the other parties thereto, dated as of April 22, 2025 (as may be amended from time to time, the “BCA”).

WHEREAS, as of the date hereof, Sponsor owns 2,500,000 SPAC Class B Ordinary Shares (the “Founder Shares”) and 300,000 SPAC Class A Ordinary Shares (the “Private Placement Shares” and, together with the Founder Shares and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of August 12, 2024 (as amended, the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Ordinary Shares owned by it;

WHEREAS, Section 17 of SPAC’s Amended and Restated Memorandum and Articles of Association (the “SPAC Charter”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Ordinary Shares or Equity-linked Securities (as defined in the SPAC Charter) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Pubco, the Company and the other parties thereto are entering into the BCA, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, the Company will merge with and into Company Merger Sub (with Company Merger Sub surviving such merger as an indirect wholly-owned subsidiary of Pubco) (the “Company Merger”) and SPAC will merge with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a direct wholly-owned subsidiary of Pubco) upon the terms and subject to the conditions set forth therein (the “SPAC Merger” and, together with the Company Merger and the other transactions contemplated by the BCA and the Ancillary Documents, including the Contribution, the Pre-Closing Restructuring and the PIPE Investments, the “Transactions”);

WHEREAS, concurrently with the Closing, Pubco and Sponsor shall enter into a Securities Exchange Agreement substantially in the form set forth on Exhibit A (the “Securities Exchange Agreement”), pursuant to which, subject to the terms and conditions set forth therein, immediately following the Closing, (a) Sponsor will assign, transfer and deliver to Pubco a certain number of shares of Pubco Class A Stock and (b) in exchange for the transfer of such shares of Pubco Class A Stock, Pubco will issue and deliver to Sponsor, a certain number of Exchange Notes (as defined therein); and

WHEREAS, as a condition and inducement to Pubco’s willingness to enter into the BCA, Pubco has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of each SPAC Shareholder Approval Matter;

(b) against any Acquisition Proposal or Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article IX of the BCA not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters, including, for the avoidance of doubt, any SPAC Shareholder Approval Matter in connection with the Conversion).

2. Enforcement of Insider Letter. During the Interim Period, for the benefit of Pubco, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Founder Shares and Private Placement Shares, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Pubco (not to be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, Pubco acknowledges and agrees that, prior to the Closing, Pubco, SPAC, Sponsor and any other insider party thereto who owns any SPAC Ordinary Shares shall enter into an amendment to the Insider Letter to modify the transfer and lock-up restrictions applicable to the shares of Pubco Class A Stock held from and after the Closing by Sponsor and any other insiders issuable in exchange for their Founder Shares, to be the earlier of the (i) six (6) month anniversary of the Closing Date and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property, subject to and conditioned upon approval of the SPAC Shareholder Approval Matters by the SPAC Shareholders and the Closing; and provided, further, that Sponsor and SPAC shall give Pubco a reasonable opportunity to review and comment on such amendment to the Insider Letter.

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Ordinary Shares or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Shares pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares owned by Sponsor or otherwise, then such SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Shares, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC (such SPAC Ordinary Shares or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Anti-Dilution Protection; Sponsor Participation.

(a) The parties hereby agree that, as a result of the issuance of SPAC Class A Ordinary Shares in the Equity PIPE, the conversion ratio applicable to the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles shall be adjusted in accordance with the Anti-Dilution Right immediately prior to the SPAC Merger to account for the number of SPAC Class A Ordinary Shares issued in the Equity PIPE in connection with the Closing (the “PIPE Shares”), which shall result in Sponsor receiving a number of SPAC Class A Ordinary Shares upon the conversion of its SPAC Class B Ordinary Shares equal to (a) (i) 10,000,000 minus the number of SPAC Class A Ordinary Shares subject to redemption in connection with the Closing, plus (ii) the number of PIPE Shares, multiplied by (b) twenty-five percent (25%) (such number of SPAC Class A Ordinary Shares issued to Sponsor upon conversion of its SPAC Class B Ordinary Shares, the “Sponsor Class A Ordinary Shares”).

(b) The parties hereby agree that, at the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (including each Sponsor Class A Ordinary Share held by Sponsor as of immediately prior to the Effective Time) shall be converted automatically into one share of Pubco Class A Stock in accordance with the terms set forth in the BCA. The parties hereby further agree that, immediately following the Closing, Sponsor shall receive a certain amount of Exchange Notes (as defined in the Securities Exchange Agreement) in exchange for the assignment, transfer and delivery by Sponsor to Pubco of a certain number of shares of Pubco Class A Stock, in each case in accordance with the terms and conditions set forth in the Securities Exchange Agreement.

5. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, Pubco, the Company and Merger Subs, and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the BCA to which Sponsor is a party, (v) the Amended and Restated Registration Rights Agreement, (vi) any rights a Releasing Party has to indemnification from SPAC arising out of the Transactions, (vii) the Business Combination Marketing Agreement, dated as of August 12, 2024, by and between Cantor Fitzgerald & Co. (“CF&Co.”) and SPAC, (viii) the Underwriting Agreement, dated as of August 12, 2024, by and between CF&Co. and SPAC, (ix) the letter agreement, dated as of April 22, 2025, by and among SPAC, Pubco and CF&Co. with respect to services provided by CF&Co. pursuant to the PIPE Investments, (ix) the letter agreement, dated as of April 22, 2025, by and between SPAC and CF&Co. with respect to financial advisory services provided by CF&Co. to SPAC, or (x) the SPAC Memorandum and Articles or any indemnity agreement of any director or office of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 5.

6. SPAC Loan Conversion. The parties hereby agree that, subject to and conditioned upon the Closing, the aggregate of all amounts outstanding and due to Sponsor from SPAC as of the Closing under the SPAC Loans shall be repaid as follows: (a) with respect to the Sponsor Loan Note, the aggregate amount owed by SPAC, as set forth on the SPAC Pre-Closing Statement delivered by SPAC prior to the Closing pursuant to Section 3.2(a) of the BCA, shall be automatically converted, immediately prior to the SPAC Merger, into SPAC Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such SPAC Class A Ordinary Shares to Sponsor, the Sponsor Loan Note shall be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan Note that is drawn by or on behalf of SPAC to pay for any SEC or Nasdaq fees, costs and expenses pursuant to Section 12.5(b)(i) of the BCA, shall be repaid in cash at the Closing in accordance with Section 12.5(a) of the BCA, and (b) with respect to all other SPAC Loans (other than the Sponsor Loan Note), all amounts outstanding thereunder as of the Closing, as set forth on the SPAC Pre-Closing Statement delivered by SPAC prior to the Closing pursuant to Section 3.2(a) of the BCA, shall be repaid in cash at the Closing in accordance with Section 12.5(a) of the BCA. The parties acknowledge and agree that the amounts to be incurred under the Sponsor Loan Note after the date hereof (other than the amounts incurred to pay for any SEC or Nasdaq fees, costs and expenses pursuant to Section 12.5(b)(i) of the BCA or reasonably incurred in connection with the Transactions) will be reasonably consistent with the types of expenses and amounts outstanding in respect thereof as of the date of this Agreement.

7. Representations and Warranties of Sponsor. Except as set forth in the SEC Reports or in any other report filed by Sponsor with the SEC that are available on the SEC’s website through EDGAR, Sponsor represents and warrants to Pubco, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Pubco and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the Organizational Documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares and Private Placement Shares. As of the date hereof, (i) Sponsor is the sole record and beneficial owner of the Founder Shares and the Private Placement Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Founder Shares and the Private Placement Shares, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Founder Shares and the Private Placement Shares, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Founder Shares and the Private Placement Shares other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter, (v) the Founder Shares and the Private Placement Shares are the only equity securities in SPAC owned of record by Sponsor and (vi) Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC, other than as set forth in this Agreement or the Sponsor Loan Note.

(d) Contracts with SPAC. Except for (i) the Contracts described in Section 5(c) or otherwise disclosed in the SPAC’s disclosure schedules to the BCA and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor, any of the Affiliates of Sponsor nor, to the Knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Orders of any Governmental Authority, nor are any such Orders pending.

(f) Finders and Brokers. Except as set forth on Section 4.15 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC or Pubco, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC and Pubco is entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

8. Further Assurances. Sponsor hereby agrees that it shall (a) at the Closing, deliver to Pubco a duly executed copy of the Securities Exchange Agreement, (b) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

9. Other Covenants.

(a) Binding Effect of the BCA. Sponsor hereby agrees to be bound by and comply with Sections 8.6 (No Solicitation), 8.12 (Public Announcements) and 8.13 (Confidential Information) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if Sponsor was an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to SPAC.

(b) Disclosure. Sponsor hereby authorizes Pubco and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement), Sponsor’s identity and ownership of the SPAC Ordinary Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

10. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the SPAC Merger and the BCA.

11. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 4, 5, 8 and 11 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

Cantor Equity Partners, Inc.

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com

if to Sponsor, to it at:

Cantor EP Holdings, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com and legalnotices@cantor.com if to Pubco or, after Closing, SPAC, to it at:

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, BVI

Email: Legal

Attention: legal@tether.to (copy to investments.legal@tether.to)

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Specific Performance. Sections 12.6 and 12.7 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, Pubco and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of the Founder Shares or the Private Placement Shares to any permitted transferee in accordance with paragraph 7(c) of the Insider Letter (a “Permitted Transferee”), Sponsor shall, by providing notice to SPAC and Pubco prior to such transfer, transfer its rights and obligations under this Agreement with respect to such Founder Shares and/or Private Placement Shares to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 11(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 12.5 of the BCA, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 11(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

CANTOR EQUITY PARTNERS, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

SPONSOR:

CANTOR EP HOLDINGS, LLC

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

PUBCO:

TWENTY ONE CAPITAL, INC.

By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

EXHIBIT A

FORM OF SECURITIES EXCHANGE AGREEMENT

Exhibit A

Final Form

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT, dated as of [●], 2025 (this “Agreement”), is by and between Twenty One Capital, Inc., a Texas corporation (“Pubco”), and Cantor EP Holdings, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the BCA (as defined herein).

WHEREAS, on April 22, 2025, (a) Pubco, (b) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (d) Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), (e) Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable, (f) iFinex, Inc., a British Virgin Islands company, and (g) Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”) (solely for certain limited purposes), entered into that certain Business Combination Agreement (as amended, modified, or supplemented from time to time, the “BCA”);

WHEREAS, pursuant to the BCA, among other things, on the date hereof, the Company has merged with and into Company Merger Sub (with Company Merger Sub surviving such merger as an indirect wholly-owned subsidiary of Pubco) (the “Company Merger”) and SPAC has merged with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a direct wholly-owned subsidiary of Pubco) (the “SPAC Merger” and together with the Company Merger and the other transactions contemplated by the BCA, including the Contribution, the Pre-Closing Restructuring and the PIPE Investments (each as defined in the BCA), the “Transactions”);

WHEREAS, in connection with the SPAC Merger and the other Transactions, on the date hereof, Pubco has issued to Sponsor [●] shares of Pubco Class A Stock, which was determined in accordance with the Sponsor Support Agreement and the BCA, in exchange for the SPAC Class A Ordinary Shares of Sponsor that it received from SPAC after conversion of the SPAC Class B Ordinary Shares held by Sponsor immediately prior to the Effective Time (such shares of Pubco Class A Stock, the “Founder Shares” which for the avoidance of doubt, shall not include any shares of Pubco Class A Stock received by Sponsor or its Affiliates as a result of the conversion or exchange of any SPAC Loans or any SPAC Class A Ordinary Shares held by the Sponsor on or prior to the transactions contemplated by the BCA);

WHEREAS, Sponsor desires to exchange a number of Founder Shares for such aggregate principal amount of 1.00% Convertible Senior Notes of Pubco due 2030, substantially in the form attached as Exhibit A hereto (the “Exchange Notes”), in each case as determined in accordance with Section 1 below, and Pubco is willing to undertake such exchange as set forth herein (such exchange, the “Securities Exchange”); and

WHEREAS, the Securities Exchange is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Securities Exchange.

(a) At the Exchange Closing (as defined below), the parties shall effectuate the Securities Exchange in the following manner:

(i) Sponsor hereby assigns, transfers and delivers to Pubco, free and clear of all liens, adverse claims, mortgages, pledges, encumbrances, options, charges or other security interests (other than restrictions under the Insider Letter, the Sponsor Support Agreement or applicable securities Laws), [●] Founder Shares (the “Pubco Shares”), which number of Founder Shares is equal to:

x – y
$10.00

where:

x = (1) (A) 5,000,000 minus (B) 25% multiplied by the number of SPAC Class A Ordinary Shares redeemed in connection with the SPAC Merger, multiplied by (2) $10.00

y = (1) (A) 1.5% multiplied by the aggregate amount of the Convertible Notes Gross Cash Proceeds and the Equity PIPE Gross Proceeds received by Pubco and SPAC from the PIPE Investors at the Closing pursuant to their respective PIPE Subscription Agreements, plus (B) 1.5% multiplied by the aggregate amount of gross proceeds received by Pubco and SPAC from any other investor who participates in any private investment in Pubco or SPAC that is consummated at the Closing (other than Tether, Bitfinex or any of their Affiliates), plus (C) (I) 1.5% multiplied by (II) 31,500 multiplied by (III) $84,863.57, minus (2) $39,050,000

(ii) In exchange for the transfer of the Pubco Shares, Pubco hereby issues and delivers to Sponsor, an aggregate principal amount of Exchange Notes of $[●], which is equal in value to the product of (1) the total number of the Pubco Shares multiplied by (2) $10.00 per share.

(b) Pubco acknowledges and agrees that the Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof shall have the same registration rights as set forth in the Convertible Notes Subscription Agreements dated April 22, 2025, among Pubco, SPAC and the Convertible Notes Investors party thereto, which registration rights shall apply mutatis mutandis.

2. Exchange Closing. The closing of the Securities Exchange (the “Exchange Closing”) shall occur simultaneously with the execution of this Agreement and immediately after the Closing of the Transactions.

3. Representations and Warranties of Pubco. Pubco represents and warrants to Sponsor as of the date hereof as follows:

(a) Due Organization. Pubco is duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Due Authorization; Binding Agreement; No Conflicts. Pubco has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Pubco and (assuming due authorization, execution and delivery by Sponsor) constitutes the valid and binding obligation of Pubco enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions. Neither this Agreement nor the consummation of the Securities Exchange violate, conflict with or result in a breach of or default under (i) the articles of incorporation or bylaws of Pubco, (ii) any material Contract to which Pubco is a party or by which Pubco or any of its assets are bound, or (iii) any Laws applicable to Pubco.

(c) Validity of Exchange Notes. The Exchange Notes issued pursuant to this Agreement are valid and binding obligations of Pubco enforceable against Pubco in accordance with their terms, subject to the Enforceability Exceptions.

(d) Validity of Shares Underlying Exchange Notes. The issuance and delivery of the shares of Pubco Class A Stock upon conversion of the Exchange Note will have been duly authorized by Pubco and, when issued and delivered to Sponsor (or its nominee or custodian in accordance with the Sponsor’s delivery instructions), will be validly issued, fully paid and free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions imposed by applicable securities Laws, the BCA or the organizational documents of Pubco), and will not have been issued in violation of or subject to any preemptive or similar rights created under Pubco’s organizational documents, under the Texas Business Organizations Code or any other applicable Law.

4. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to Pubco as of the date hereof as follows:

(a) Due Organization. Sponsor is duly organized and validly existing under the Laws of the State of Delaware.

(b) Due Authorization; Binding Agreement; No Conflicts. Sponsor has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Sponsor and (assuming due authorization, execution and delivery by Pubco) constitutes the valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions. Neither this Agreement nor the consummation of the Securities Exchange violate, conflict with or result in a breach of or default under (i) the operating agreement of Sponsor, (ii) any material Contract to which Sponsor is a party or by which Sponsor or any of its assets are bound, or (iii) any Laws applicable to Sponsor.

(c) Ownership of the Pubco Shares. Sponsor is the beneficial owner of the Pubco Shares, free and clear of any lien, adverse claim, mortgage, pledge, encumbrance, option, charge or other security interests (other than restrictions under the Insider Letter, the Sponsor Support Agreement or applicable securities Laws) that would prevent Sponsor’s compliance with its obligations hereunder. Sponsor has the sole right and power to vote and dispose of the Pubco Shares, and none of the Pubco Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Pubco Shares, except for this Agreement.

(d) Investment Intent. The Exchange Notes to be acquired by Sponsor pursuant to this Agreement shall be acquired for Sponsor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities Laws, and such Exchange Notes shall not be disposed of in contravention of the Securities Act or any applicable state securities Laws.

(e) Sophisticated Investor. Sponsor is a an institutional “accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Sponsor is able to bear the economic risk of its investment in the Exchange Notes for an indefinite period of time and acknowledges that no public market exists for the Exchange Notes and that there is no assurance that a public market will ever develop for the Exchange Notes. The Exchange Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(f) Information. Sponsor has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information (including all documents filed or furnished to the Securities and Exchange Commission by Pubco) and has had sufficient access to Pubco necessary for Sponsor to decide to exchange its Pubco Shares for the Exchange Notes in accordance with this Agreement.

5. General Provisions.

(a) Amendments. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of Sponsor or Pubco from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(b) Disclosure. Nothing contained in this Agreement shall be construed to limit Pubco or Sponsor from making such disclosures as may be required by Law.

(c) Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Pubco, to it at:

Twenty One Capital, Inc.

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, BVI

Email: Legal

Attention: legal@tether.to (copy to investments.legal@tether.to)

if to Sponsor, to it at:

Cantor EP Holdings, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com and legalnotices@cantor.com

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(e) Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each party to this Agreement hereby (i) irrevocably consents and agrees that any legal or equitable Action arising under or in connection with this Agreement may be brought in the federal or state courts located in New York County in the State of New York, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent that any service of process in any such Action may be made (x) in the manner set forth in Section 5 (c) (other than by e-mail), or (y) by any other method of service permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LEGAL ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

(f) Entire Agreement. This Agreement embodies the entire agreement and understanding of Sponsor and Pubco with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(g) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other party to sustain damages for which it would not have an adequate remedy at Law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at Law or in equity. The parties agree that they shall be entitled to seek to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at Law or in equity.

(h) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(i) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

[Signature page follows]

IN WITNESS WHEREOF, Pubco and Sponsor have caused this Securities Exchange Agreement to be executed on its behalf as of the date first written above.

PUBCO:

TWENTY ONE CAPITAL, INC.

By:
Name:
Title:
SPONSOR:

CANTOR EP HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Securities Exchange Agreement – Project Mystery]

EXHIBIT A

FORM OF EXCHANGE NOTE

(See attached)